Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports First Quarter Fiscal Year 2012 Results
Growth Slows, TS Improves, Buyback Begins
Phoenix, October 27, 2011 — Avnet, Inc. (NYSE:AVT) today announced results for the first quarter fiscal year 2012 ended October 1, 2011.
Q1 Fiscal 2012 Results

	First Quarter Ended
	October 1,	October 2,
	2011	2010	Change
	$ in millions, except per share data
Sales	$6,426.0	$6,182.4	3.9%

GAAP Operating Income	$223.1	$194.5	14.7%
Adjusted Operating Income (1)	$223.1	$222.5	0.2%

GAAP Net Income	$139.0	$138.2	0.6%
Adjusted Net Income (1)	$139.0	$142.7	-2.6%

GAAP Diluted EPS	$0.90	$0.90	0.0%
Adjusted Diluted EPS (1)	$0.90	$0.93	-3.2%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.
•	Sales for the quarter ended October 1, 2011 increased 3.9% year over year to $6.43 billion; pro forma revenue was up 3.6% year over year and roughly flat in constant currency

•	Adjusted operating income of $223.1 million, or 3.5% of sales, was essentially flat with last year

•	Adjusted diluted earnings per share were $0.90, down 3.2% year over year, primarily due to higher than normal other expense of $5.4 million primarily related to foreign currency.
Rick Hamada, Chief Executive Officer, commented, “Our team delivered a strong Q1 performance despite a challenging macro environment. After seven consecutive quarters of strong year-over-year growth, our business slowed this quarter as pro forma revenue was roughly flat year over year in constant currency. While Q1 is typically our weakest revenue quarter, the actual sequential revenue decline we experienced this year was more than normal seasonality due primarily to the double-digit sequential revenue declines experienced in our EMEA region at both operating groups after adjusting for the impact of acquisitions and currency. As a result, adjusted operating income came in roughly flat as compared with last year and operating income margin declined 13 basis points. Although it is difficult to forecast future demand in the current macro economic environment, we are encouraged by the speed with which the electronics supply chain is rebalancing and the relative strength of our computer business outside of EMEA. We remain confident that our experience through many industry cycles will continue to serve us well as we work through the current environment and we continue to focus on driving long-term shareholder value creation.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q1 FY12	Reported	Pro forma
	Revenue	Revenue	Revenue (2)
	(in millions)
Total	$3,816.3	5.4%	-0.1%
Excluding FX (1)		2.3%	-3.1%
Americas	$1,383.2	9.8%	0.3%
EMEA	$1,123.8	4.1%	—
Excluding FX (1)		-4.6%	—
Asia	$1,309.3	2.2%	-3.9%

	Q1 FY12	Q1 FY11	Change
Operating Income	$191.2	$192.1	$(0.9)

Operating Income Margin	5.01%	5.31%	-30 bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma growth rates for EM EMEA are not presented as revenue comparisons to prior year were not impacted by acquisitions.
•	Reported revenue increased 5.4% year over year to $3.82 billion while pro forma revenue in constant dollars was down 3.1%

•
Operating income margin decreased 30 basis points year over year to 5.0% due primarily to lower pro forma revenue and the impact of the transfer of the Latin America computing components business from TS at the beginning of fiscal 2012

•
Working capital (defined as receivables plus inventory less accounts payables) increased 7% sequentially, after adjusting for acquisitions and changes in foreign currency exchange rates, primarily due to a reduction in accounts payable as we reduced inventory purchases in response to lower customer bookings

•	In the quarter, inventory increased 3.5% sequentially after adjusting for acquisitions and changes in foreign currency exchange rates

•	Return on working capital (ROWC) was down 728 basis points sequentially due primarily to the increase in working capital and, to a lesser extent, the decline in operating income margin
Mr. Hamada added, “EM sales were negatively impacted by the current supply chain correction as pro forma revenue declined 7% sequentially as compared with a typical range of up 1% to down 3%. While EMEA was our relatively weakest region, we also saw slightly lower than expected revenue in America and Asia. Despite these challenges, operating income was roughly flat with the year ago quarter and operating income margin of 5.0% was within our long-term target range. EM’s book to bill ratio declined sequentially in the September quarter, but has shown some improvement through the first three weeks of October. It appears that customers are rapidly adjusting their inventory and backlog to an environment of slower growth and shorter product lead times. We remain focused on delivering margins and returns within our target range through these cycles.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q1 FY12	Reported	Pro forma
	Revenue	Revenue	Revenue
	(in millions)
Total	$2,609.7	1.9%	9.7%
Excluding FX (1)		-1.3%	6.3%
Americas	$1,388.4	-5.0%	13.3%
EMEA	$778.5	-3.6%	-5.9%
Excluding FX (1)		-10.4%	-12.5%
Asia	$442.8	51.4%	35.6%

	Q1 FY12	Q1 FY11	Change
Operating Income	$65.0	$56.7	$8.3

Operating Income Margin	2.49%	2.21%	28 bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.
•
Reported revenue grew 1.9% year over year to $2.6 billion and pro forma revenue increased 9.7% in reported dollars and 6.3% in constant dollars. Software grew greater than 40% year over year, while hardware grew more than 30% led by industry standard servers and storage

•	Operating income margin increased 28 basis points year over year to 2.5% with all three regions contributing to the improvement

•	Return on working capital (ROWC) increased both sequentially and year over year
Mr. Hamada further added, “Despite our top line growth challenges in EMEA, TS delivered year over year improvements in profitability and returns this quarter across all three regions. In the Americas, pro forma revenue grew 13% year over year and operating income margin was up both sequentially and year over year. Pro forma revenue in Asia grew 35% year over year and operating income margin increased 60 basis points, the fourth consecutive quarter of year-over-year improvement in this important metric. In EMEA, gross profit margin was up significantly year over year, and operating income margin increased both sequentially and year over year despite the challenging market conditions. The improvements in TS performance this quarter demonstrate the potential for increased profitability as we continue to apply our portfolio management discipline across the business and leverage the investments we have made in higher growth markets. We remain committed to the attainment of our long-range financial targets.”
Cash Flow/Buyback
•	Cash used for operations was $204 million for the quarter as the growth in working capital, primarily due to cash used for accounts payables, offset cash generated by profits

•	Cash flow from operations on a rolling four quarter basis was $186 million as strong profits out-paced the investment in working capital despite rapid revenue growth

•
During the quarter, 3.45 million of shares were repurchased under the recently authorized $500 million share repurchase program for an aggregate cost of $90.9 million, $81.9 million of which was settled during the quarter

•	Cash and cash equivalents at the end of the quarter was $622 million; net debt (total debt less cash and cash equivalents) was $1.29 billion

Ray Sadowski, Chief Financial Officer, stated, “As we announced in August, Avnet’s Board of Directors approved a $500 million share repurchase program. Consequently, with a market value range during the quarter of roughly $24.00 — $28.00 per share and a book value of approximately $26.00 per share, we took the opportunity to make a sound investment in our company by being fairly aggressive in buying back our shares. From August 15th when the program was made effective through the first three weeks of October, we have repurchased about 5 million shares. It should be noted that the impact on average shares outstanding used to calculate earnings per share for the first quarter was relatively small due to the impact of daily averaging but will positively impact EPS next quarter. We used more cash for operations than expected as the slowdown in business had the short term impact of pushing working capital higher; however, as we know from previous market cycles, our cash flow should improve significantly as we lower our working capital.”
Outlook For 2nd Quarter of Fiscal 2012 Ending on December 31, 2011
•	EM sales are expected to be in the range of $3.45 billion to $3.75 billion and TS sales are expected to be between $3.00 billion and $3.40 billion

•	Consolidated sales are forecasted to be between $6.45 billion and $7.15 billion

•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $1.01 to $1.09 per share

•	The EPS guidance assumes 150.6 million average diluted shares outstanding used to determine earnings per share and a tax rate of 29% to 31%
The above EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the second quarter of fiscal 2012 is $1.39 to €1.00. This compares with an average exchange rate of $1.36 to €1.00 in the second quarter of fiscal 2011 and $1.41 to €1.00 in the first quarter of fiscal 2012.
Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.
Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).
•
ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•
ROCE is defined as annualized, tax effected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, impairment charges and other items) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.
However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

First Quarter Fiscal 2011

	First Quarter Fiscal 2011
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$194,462	$204,799	$138,174	$0.90
Restructuring, integration and other charges	28,067	28,067	20,161	0.13
Gain on bargain purchase and other	—	(29,023)	(29,577)	(0.19)
Income tax adjustments	—	—	13,932	0.09

Total adjustments	28,067	(956)	4,516	0.03

Adjusted results	$222,529	$203,843	$142,690	0.93

Items impacting the first quarter of fiscal 2011 consisted of the following:
•
restructuring, integration and other charges of $28.1 million pre-tax which were incurred primarily in connection with the acquisition and integration of acquired businesses and consisted of $10.8 million for transaction costs associated with the recent acquisitions, $8.3 million for severance, $7.3 million for integration-related costs, $2.4 million for facility exit related costs and other charges, and a reversal of $0.7 million to adjust prior year restructuring reserves;

•
a gain on the bargain purchase of $31.0 million pre-and after tax related to the Unidux acquisition for which the gain was not taxable partially offset by $2.0 million pre-tax of charges primarily related to the write down of two buildings in EMEA; and

•	an income tax adjustment of $13.9 million primarily related to the non-cash write-off of a deferred tax asset associated with the integration of an acquisition.
Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2011; (ii) the impact of a fiscal 2011 divestiture by adjusting Avnet’s prior periods to exclude the sales of the business divested as if the divestiture had occurred at the beginning of fiscal 2011; and (iii) the impact of a transfer of the Latin America computing components business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2012, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $116 million in the first quarter of fiscal 2011. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.

		Acquisition /
	Revenue	Divested	Pro forma
	as Reported	Revenue	Revenue
	(in thousands)
Q1 Fiscal 2012	$6,426,006	$19,277	$6,445,283

Q1 Fiscal 2011	$6,182,388	$37,156	$6,219,544
Q2 Fiscal 2011	6,767,495	(23,329)	6,744,166
Q3 Fiscal 2011	6,672,404	84,920	6,757,324
Q4 Fiscal 2011	6,912,126	89,316	7,001,442

Fiscal year 2011	$26,534,413	$188,063	$26,722,476

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below. The preceding table also reflects the divestiture of New ProSys Corp. which occurred in January 2011.

Acquired Business	Operating Group	Acquisition Date
Bell Microproducts Inc.	TS/EM	July 2010
Tallard Technologies	TS	July 2010
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010
itX Group Ltd	TS	January 2011
Amosdec	TS	July 2011
Prospect Technology	EM	August 2011
JC Tally Trading & subsidiary	EM	August 2011
ROWC, ROCE and WC Velocity
The following table presents the calculation for ROWC, ROCE and WC velocity.

	Q1 FY 12	Q1 FY 11
Sales	$6,426,006	$6,182,388
Sales, annualized (a)	25,704,024	24,729,552

Adjusted operating income (1)	$223,064	$222,529
Adjusted operating income, annualized (b)	892,254	890,115
Adjusted effective tax rate (2)	29.00%	27.97%
Adjusted operating income, net after tax (c)	$633,501	$641,150

Average monthly working capital (3)
Accounts receivable	$4,541,536	$4,089,995
Inventory	2,727,916	2,295,139
Accounts payable	(3,243,209)	(3,140,987)

Average working capital (d)	$4,026,243	$3,244,147

Average monthly total capital (3) (e)	$5,168,910	$4,197,598

ROWC = (b) / (d)	22.16%	27.44%
WC Velocity = (a) / (d)	6.38	7.62
ROCE = (c ) / (e)	12.26%	15.27%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.

(2)
Adjusted effective tax rate is based upon a year-to-date (full fiscal year rate for FY11) calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.

(3)	For averaging purposes, the working capital and total capital for Bell Micro was included as of the beginning of fiscal 2011.

Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT), a Fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 2, 2011, Avnet generated revenue of $26.5 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:

Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	OCTOBER 1,	OCTOBER 2,
	2011	2010 *

Sales	$6,426.0	$6,182.4

Income before income taxes	195.8	204.8

Net income	139.0	138.2

Net income per share:
Basic	$0.91	$0.91
Diluted	$0.90	$0.90

*	See Notes to Consolidated Statements of Operations on Page 14.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	OCTOBER 1,	OCTOBER 2,
	2011	2010 *

Sales	$6,426,006	$6,182,388
Cost of sales	5,672,409	5,459,243

Gross profit	753,597	723,145

Selling, general and administrative expenses	530,533	500,616
Restructuring, integration and other charges (Note 1*)	—	28,067

Operating income	223,064	194,462

Other (expense) income, net	(5,376)	3,339
Interest expense	(21,871)	(22,025)
Gain on bargain purchase and other (Note 2*)	—	29,023

Income before income taxes	195,817	204,799

Income tax provision	56,787	66,625

Net income	$139,030	$138,174

Net earnings per share:
Basic	$0.91	$0.91

Diluted	$0.90	$0.90

Shares used to compute earnings per share:
Basic	152,270	152,004

Diluted	154,506	153,646

*	See Notes to Consolidated Statements of Operations on Page 14.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	OCTOBER 1,	JULY 2,
	2011	2011

Assets:
Current assets:
Cash and cash equivalents	$622,430	$675,334
Receivables, net	4,593,519	4,764,293
Inventories	2,643,838	2,596,470
Prepaid and other current assets	207,069	191,110

Total current assets	8,066,856	8,227,207
Property, plant and equipment, net	432,668	419,173
Goodwill	939,268	885,072
Other assets	343,762	374,117

Total assets	9,782,554	9,905,569

Less liabilities:
Current liabilities:
Borrowings due within one year	756,947	243,079
Accounts payable	3,175,069	3,561,633
Accrued expenses and other	660,933	673,016

Total current liabilities	4,592,949	4,477,728
Long-term debt	1,150,773	1,273,509
Other long-term liabilities	107,815	98,262

Total liabilities	5,851,537	5,849,499

Shareholders’ equity	$3,931,017	$4,056,070

AVNET,INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST QUARTERS ENDED
	OCTOBER 1,	OCTOBER 2,
	2011	2010
Cash flows from operating activities:

Net income	$139,030	$138,174

Non-cash and other reconciling items:
Depreciation and amortization	22,301	20,843
Deferred income taxes	12,901	(13,020)
Stock-based compensation	14,252	8,602
Gain on bargain purchase and other	—	(29,023)
Other, net	15,188	21,270

Changes in (net of effects from businesses acquired):
Receivables	125,422	(110,909)
Inventories	(88,989)	(269,768)
Accounts payable	(373,793)	130,710
Accrued expenses and other, net	(70,459)	(9,209)

Net cash flows used for operating activities	(204,147)	(112,330)

Cash flows from financing activities:
Borrowings under accounts receivable securitization program	325,000	190,000
Repayment of notes	—	(5,205)
Proceeds from bank debt, net	64,281	60,445
(Repayments of) proceeds from other debt, net	(256)	16,210
Repurchases of common stock	(81,921)	—
Other, net	588	82

Net cash flows provided by financing activities	307,692	261,532

Cash flows from investing activities:
Purchases of property, plant, and equipment	(39,666)	(31,938)
Cash proceeds from sales of property, plant and equipment	443	388
Acquisitions of operations, net of cash acquired	(103,232)	(574,815)

Net cash flows used for investing activities	(142,455)	(606,365)

Effect of exchange rates on cash and cash equivalents	(13,994)	26,767

Cash and cash equivalents:
- decrease	(52,904)	(430,396)
- at beginning of period	675,334	1,092,102

- at end of period	$622,430	$661,706

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FIRST QUARTERS ENDED
	OCTOBER 1,	OCTOBER 2,
	2011	2010
SALES:
Electronics Marketing	$3,816.3	$3,620.6

Technology Solutions	2,609.7	2,561.8

Consolidated	$6,426.0	$6,182.4

OPERATING INCOME (LOSS):

Electronics Marketing	$191.2	$192.1

Technology Solutions	65.0	56.7

Corporate	(33.1)	(26.3)

	223.1	222.5
Restructuring, integration and other charges	—	(28.1)

Consolidated	$223.1	$194.4

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
FIRST QUARTER OF FISCAL 2012
(1) The results for the prior year first quarter of fiscal 2011 included restructuring, integration and other charges which totaled $28,067,000 pre-tax, $20,161,000 after tax and $0.13 per share on a diluted basis and were incurred primarily in connection with the acquisitions and integrations of acquired businesses. The charges included transaction costs of $10,762,000 pre-tax associated with the Bell, Tallard and Unidux acquisitions and primarily included broker fees, professional fees for legal and accounting due diligence and related costs. Restructuring charges of $10,704,000 pre-tax consisted of severance costs of $8,279,000 and facility exit related costs and other charges of $2,425,000 which were incurred as a result of the integration activities associated with the acquisitions. Integration costs of $7,322,000 pre-tax included professional fees associated with legal and IT consulting, facility moving costs, travel, meeting, marketing and communication costs that were incrementally incurred as a result of the integration activity. Also included in integration costs were incremental salary and associated employee benefit costs, primarily of the acquired businesses’ personnel who were retained by Avnet for extended periods following the close of the acquisitions solely to assist in the integration of the acquired business’ IT systems and administrative and logistics operations into those of Avnet. These identified personnel had no other meaningful day-to-day operational responsibilities outside of the integration effort. The Company also recorded a reversal of $721,000 pre-tax related to restructuring reserves established in prior years.
(2) During the prior year first quarter of fiscal 2011, the Company acquired Unidux, Inc., a Japanese publicly traded electronics component distributor, through a tender offer. Even though the purchase price per share offered by Avnet, Inc. was below book value, it represented a premium to the trading levels at that time and 95% of the Unidux shareholders tendered their shares. After evaluating all assets acquired and liabilities assumed, the consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $30,990,000 pre- and after tax, and $0.20 per share on a diluted basis. In addition, the Company recognized other charges of $1,967,000 pre-tax, $1,413,000 after tax and $0.01 per share on a diluted basis primarily related to the write-down of two buildings in EMEA.